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                                                                      EXHIBIT 99


                                                           CONTACT: MARC ROWLAND
                                                         CHIEF FINANCIAL OFFICER
                                                                  (405) 879-9232

FOR IMMEDIATE RELEASE                             TOM PRICE, JR.,VICE PRESIDENT-
OCTOBER 19, 1998                                           CORPORATE DEVELOPMENT
                                                                  (405) 879-9257



                     CHESAPEAKE ENERGY CORPORATION PROVIDES
                      STATUS REPORT ON DRILLING ACTIVITIES


OKLAHOMA CITY, OKLAHOMA, OCTOBER 19, 1998 -- Chesapeake Energy Corporation (NYSE:CHK) today announced an update on its current drilling activities, including the completion of three significant Mid-Continent wells. Two of the Mid-Continent wells, the Leta 3-17 and the Wiley 2-33, were drilled on acreage in which Chesapeake earned the right to participate through its joint venture with Gothic Energy Corporation (NASDAQ:GOTH). Gothic acquired most of its assets from Amoco in late 1997.

The Leta 3-17, a 6,300' Morrow producer located in Chesapeake's Sahara Project in northwest Oklahoma, was completed for a total cost of $275,000 and is producing at a daily rate of 3.5 million cubic feet of natural gas equivalent (mmcfe). With expected natural gas reserves of approximately 1.5 billion cubic feet of natural gas equivalent (bcfe), the projected finding costs for this well are less than $0.30 per mcfe. Chesapeake and Gothic own 48.0% and 50.0% working interests and 36.4% and 37.9% net revenue interests, respectively, in the Leta 3-17. Chesapeake currently has five rigs operating in the Sahara area, one of which is developing acreage in the Chesapeake/Gothic joint venture. Chesapeake has budgeted to drill approximately 90 wells in Sahara during the next 15 months. The company's proforma expectation for a Sahara well is to develop an average of 0.7 bcfe at an average completed cost of $300,000.

The Wiley 2-33, an 8,700' Morrow producer located in Chesapeake's Watonga/Chickasha project in western Oklahoma, is producing at a daily rate of approximately 3.7 mmcfe. Upon completion of a second pipeline connection, the well's production is projected to increase to over 5.0 mmcfe per day. With projected reserves of approximately five bcfe, the well's finding costs are less than $0.30 per mcfe. Chesapeake and Gothic own 48.0% and 50.0% working interests and 42.0% and 43.8% net revenue interests, respectively, in this well. Chesapeake anticipates using 2-3 rigs to drill an additional 12-18 wells in the Watonga/Chickasha project area during the remainder of 1998 and in 1999. Proforma finding costs in this project area are approximately $0.50 per mcfe based on completed well costs of $800,000 and average projected reserves of 2-3 bcfe per well.

Chesapeake also recently completed the Nicole 2-22, a 12,950' Simpson well located in the Bradley area in Grady County, Oklahoma. The well has averaged approximately 2.0 mmcfe per day and is projected to produce reserves of approximately three bcfe from the Simpson and behind-pipe, non-producing carbonate zones. The company anticipates



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drilling an additional five wells high-graded by 3-D seismic in the Bradley area in the next 15 months. The company owns an 87% working interest and a 73.5% net revenue interest in the Nicole 2-22. Proforma finding costs for this project are approximately $0.80 per mcfe based upon average completed well costs of $1.9 million and average projected reserves of 2.5-4 bcfe per well.

Aubrey K. McClendon, Chesapeake's Chairman and Chief Executive Officer commented, "The success of these projects provide additional support for the company's focus on acquiring large amounts of low-cost, lower-risk natural gas assets during the past year. Because of anticipated increases in demand for North American gas and flat supply projections, we believe natural gas prices should perform better than oil prices during the next few years. We have positioned our company to take advantage of these improving fundamentals in the North American gas market."

                                LOUISIANA UPDATE

In an announcement earlier this month, Chesapeake announced the successful logging of its first 3-D delineated Louisiana Tuscaloosa well, the State Lease 15421 located in the Morganza Field in St. Landry Parish, Louisiana. This well, which encountered more than 100 feet of log-calculated net pay and expected reserves in excess of 25 bcfe, is now beginning the completion process and should begin producing in early November. Chesapeake owns a 98% working interest and a 79% net revenue interest in this well.

Chesapeake currently has two additional high-potential Tuscaloosa wells drilling in Louisiana, the Kaiser 50 and Brown 22. The Kaiser should reach total depth by early November and the Brown should reach total depth in late December. Chesapeake plans to provide additional operational information in its scheduled November 5, 1998 third quarter earnings release.

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The information in this release includes certain forward-looking statements that are based on assumptions that in the future may prove not to have been accurate. Those statements, and Chesapeake Energy Corporation's business and prospects, are subject to a number of risks, including production variances from expectations, uncertainties about estimates of reserves, volatility of oil and gas prices, the need to develop and replace its reserves, the substantial capital expenditures required to fund its operations, environmental risks, drilling and operating risks, risks related to exploratory and developmental drilling, competition, government regulation, and the ability of the company to implement its business strategy. These and other risks are described in the company's documents and reports that are available from the United States Securities and Exchange Commission, including the report filed on Form 10-K for the six-month transition period ended December 31, 1997 and the report filed on Form 10-Q for the three months ended June 30, 1998.

Chesapeake Energy Corporation is an independent oil and natural gas producer headquartered in Oklahoma City. The company's operations are focused on exploratory and developmental drilling and producing property and corporate acquisitions in major onshore producing areas of the United States and Canada. The company's Internet address is http://www.chesapeake-energy.com.



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